SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

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Check the appropriate box:

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[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to  240.14a-11 (c) or 240.14a-12

                      HAROLD'S STORES, INC.
        (Name of Registrant as Specified in its Charter)

                         NOT APPLICABLE
     (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

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     1)   Title of each class securities to which transaction applies:______.

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     4)   Proposed maximum aggregate value of transaction:_______________.

     5)   Total fee paid:________________.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

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NOTICE OF 1999
ANNUAL MEETING OF
SHAREHOLDERS AND
PROXY STATEMENT


Dear Harold's Shareholder:

On behalf of the Board of Directors and management of Harold's Stores, Inc., I am pleased to invite you to attend the 1999 Annual Meeting of Shareholders. The meeting will be held at the Harold's Buying Office in Dallas, at 5919 Maple Avenue, Dallas, Texas at 2:00 p.m., local time, on Friday, June 25, 1999. A copy of our Annual Report to Shareholders for the fiscal year ended January 30, 1999 is enclosed.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of ten directors. During the meeting, there will also be a report by management on the Company's business, as well as a discussion period during which you will be able to ask questions.

Whether or not you plan to attend in person, please mark your proxy in the space provided. It is important that your shares be represented by a proxy, even if you cannot be present. Take a moment now to sign, date and return your proxy in the envelope provided. If you have multiple accounts and received more than one set of this material, please be sure to return each proxy.

I look forward to greeting you at this year's Annual Meeting.

Sincerely,



Rebecca P. Casey
Chairman of the Board












     HAROLD'S STORES, INC., 765 ASP, POST OFFICE DRAWER 2970
             NORMAN, OKLAHOMA  73070 (405) 329-4045
                      HAROLD'S STORES, INC.
                             765 Asp
                     Norman, Oklahoma  73069

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON JUNE 25, 1999



TO OUR SHAREHOLDERS:

The 1999 Annual Meeting of Shareholders of Harold's Stores, Inc. ("the Company") will be held at the Harold's Buying Office in Dallas, at 5919 Maple Avenue, Dallas, Texas on Friday, June 25, 1999, at 2:00 p.m., local time, for the following purposes:

1. To elect ten (10) directors to hold office until the next annual meeting of the shareholders and until their respective successors shall have been elected and qualified.

2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in the notice may be taken without further notice to the shareholders unless required by the Bylaws.

Shareholders of record of Common Stock at the close of business on April 28, 1999 are entitled to notice of, and to vote on all matters at, the Annual Meeting. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, at the principal office of the Company, 765 Asp, Norman, Oklahoma, for a period of ten days prior to the Annual Meeting and at the Annual Meeting.

BY THE ORDER OF THE BOARD OF DIRECTORS



H. RAINEY POWELL
Secretary

DATED: May 18, 1999













                      HAROLD'S STORES, INC.
                         PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS
                          JUNE 25, 1999

The following information is furnished in connection with the 1999 Annual Meeting of Shareholders of Harold's Stores, Inc., an Oklahoma Corporation, (the "Company") which will be held on Friday, June 25, 1999, at 2:00 p.m., local time, at the Harold's Buying Office in Dallas, at 5919 Maple Avenue, Dallas, Texas and at any adjournment or adjournments thereof, and will be mailed on or about May 19, 1999 to the holders of record of Common Stock as of the record date.

The record date for determining shareholders entitled to notice of and to vote at, the Annual Meeting has been fixed as the close of business on April 28, 1999. On that date, the Company had 6,073,958 shares of Common Stock outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

The enclosed proxy for the Annual Meeting is being solicited by the Company's Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby. The cost of the solicitation of proxies in the enclosed form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, or facsimile, and by banks, brokerage houses and other institutions. Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

Unless otherwise directed in the accompanying form of proxy, the persons named therein will vote FOR the election of the ten director nominees. Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by
(a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting or (c) executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to Harold's Stores, Inc., Post Office Drawer 2970, Norman, Oklahoma 73070.

ANNUAL REPORT

The Company's Annual Report to Shareholders covering the fiscal year ended January 30, 1999 ("fiscal 1999"), including audited financial statements, is enclosed. No part of the Annual Report is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 28, 1999 by (i) each nominee for election as a director, (ii) the Company's chief executive officer and its four other most highly compensated executive officers, (iii ) all executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.


                                        Beneficial Ownership

               Beneficial Owner           Number           Percentage
                                              of                   of
                                          Shares                Class
Directors and Certain Executive
Officers:
Harold G. Powell                           309,823  (2)(3)       5.1%
Rebecca Powell Casey                       830,154  (3)(4)(5)   13.5%
   5919 Maple Avenue, Dallas, TX 75235
H. Rainey Powell                           531,988  (3)(6)       8.7%
    765 Asp., Norman, OK 73609
Kenneth C. Row                              37,464  (3)          *
Jodi L. Taylor                              33,108  (3)          *
Michael T. Casey                           373,330  (3)(4)(7)    6.1%
    5919 Maple Avenue, Dallas, TX 75235
Robert B. Cullum, Jr.                       13,827  (3)          *
Lisa Powell Hunt                           396,691  (3)(8)       6.5%
    3940 Marquette, Dallas, TX 75225
W.  Howard Lester                           14,462  (3)          *
Gary  C. Rawlinson                          15,710  (3)          *
William F. Weitzel                          15,151  (3)          *
All directors and Executive Officers     2,635,509  (9)        41.0%
    as a Group (17 persons)
Other Beneficial Owners Of  More than
5% of the Common Stock;
The Security National Bank and Trust       488,271  (10)       8.0%
Company of Norman,
   as Trustee
   200 East Main, Norman, OK 73069
Inter-Him N.V.                             418,878             6.9%
   Prof. Kernkampweg 8a, Post Office
Box 3361 Curacao, Netherlands Antilles
Laifer Capital Management, Inc.            463,414             7.6%
   Hilltop Partners, L.P.
   45 West 45th Street
   New York, NY   10036
SAFECO Asset Management Company            761,284             12.5%
   SAFECO Plaza
   Seattle, Washington  98185
_____________________

* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and applicable Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) Included in this amount are 85,774 shares held by The Security National Bank and Trust Company of Norman ("Security"), as Trustee of the Elizabeth M. Powell Trust A, over which Harold
G. Powell possesses a general power of appointment exercisable at his death. Such shares are also included in the beneficial ownership of Security. See footnote (10) below. Mr. Powell may also be deemed to have shared voting power over 402,497 shares held by Security, as trustee of Elizabeth M. Powell Trust B, which are not included in the number of shares indicated as beneficially owner by Mr. Powell.

(3) Includes shares that the named individuals have the right to acquire by exercise of stock options granted under the Company's 1993 Performance and Equity Incentive Plan, which are currently exercisable as follows: Harold G. Powell - 64,174; Rebecca Powell Casey - 69,139; H. Rainey Powell - 54,906; Kenneth C. Row
-  31,788;  Jodi  L. Taylor - 30,000; Michael T. Casey  -  9,938;
Robert B. Cullum, Jr. - 9,938; Lisa Powell Hunt - 9,938; W. Howard Lester - 9,938; Gary C. Rawlinson - 9,938; and William F. Weitzel - 9,603.

(4)  Michael  T. Casey and Rebecca Powell Casey are  husband  and
wife.   The  beneficial  ownership of each  spouse  excludes  the
shares held by the other. Mr. and Mrs. Casey disclaim beneficial ownership of the other's shares.

(5) Included in this amount are 105,123 shares which are held by Ms. Casey as custodian for the benefit of her minor children.

(6) Included in this amount are 72,182 shares which are held by Mr. Rainey Powell as custodian for the benefit of his minor children. Not included are 66,875 shares of Common Stock held by Mr. Rainey Powell's wife, over which Mr. Rainey Powell disclaims beneficial ownership.

(7) Included in this amount are 42,000 shares held by Michael  T.
Casey as Trustee of the H. Rainey and Mary U. Powell Family  1997
Irrevocable Trust Agreement.

(8) Included in this amount are 85,656 shares which are held by Ms. Hunt as custodian for the benefit of her minor children. Not included are 35,041 shares of Common Stock held by Ms. Hunt's husband, over which Ms. Hunt disclaims beneficial ownership.

(9) Includes 355,247 shares which the directors and the executive officers as a group have the right to acquire by exercise of stock options granted under the Company's 1993 Performance and Equity Incentive Plan which are currently exercisable.

(10)  All  shares are held in its capacity as trustee.   Of  such
total, 85,774 shares are also included in Harold G. Powell's beneficial ownership. See footnote (2) above.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE  ACT  OF
1934
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the
Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than 10% beneficial owners are required by regulation to furnish to the Company copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal 1999, to the Company's knowledge all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners during fiscal 1999 were complied with on a timely basis, except H. Rainey Powell was inadvertently late in filing one report with respect to one transaction.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors of the Company, pursuant to the provisions of the Company's Certificate of Incorporation and Bylaws, has established a ten-member Board of Directors, and has nominated all of the current ten directors for re-election by the shareholders at the Annual Meeting. If elected, the director nominees will hold office until the next annual shareholders'
meeting   and  until  their  successors  are  duly  elected   and
qualified.

The Company's Board of Directors meets quarterly. During fiscal 1999, all directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served, other than W. Howard Lester, who due to illness only attended 25% of the meetings. All of the nominees for re-election named below have indicated their intent to serve if elected. If any nominee for a position on the Board of Directors of the Company is unable to stand for election for any reason, the proxy holders named in the proxy are expected to vote for the substitute nominee in that position designated by the Board of Directors or, if one is not so designated, are expected to consult with the Board of Directors of the Company in determining how to vote the shares they represent.

Nominees
The nominees for election as directors of the Company are as follows:

                     Name           Age   Director
                                            Since

             Harold G. Powell        75     1987
             Rebecca Powell Casey    47     1987
             H. Rainey Powell        45     1987
             Kenneth C. Row          34     1993
             Michael T. Casey        50     1988
             Robert B. Cullum, Jr.   50     1993
             Lisa Powell Hunt        43     1987
             W. Howard Lester        63     1995
             Gary C. Rawlinson       57     1987
             William F. Weitzel,     62     1989
             Ph.D.


The following is certain biographical information relating to each nominee-director:

Harold G. Powell founded the Company in 1948 and was named Chairman Emeritus in 1998. Mr. Powell was Chairman of the Board since its reorganization in 1987 and was Chairman and Chief Executive Officer from 1987 to 1992. Mr. Powell opened the first Harold's clothing store at the Norman, Oklahoma location in 1948.

Rebecca Powell Casey was appointed Chairman of the Board in 1998 and has been Chief Executive Officer of the Company since 1992, and prior to that time had been President from 1987 to 1988, and Executive Vice President - Merchandise and Product Development from 1989 to 1991. Ms. Casey has been employed by the Company in various managerial positions since 1977. Ms. Casey is a daughter of Harold G. Powell and the wife of Michael T. Casey.

H. Rainey Powell was appointed President and Chief Operating Officer in 1992. Mr. Powell has previously served as Chief Financial Officer. Mr. Powell has been employed by the Company and its predecessors in various managerial positions since 1978. Mr. Powell is the son of Harold G. Powell.

Kenneth  C.  Row  was appointed Executive Vice President  of  the
Company in 1992. Prior to that time and since 1988, Mr. Row was Vice President - Marketing of the Company. Mr. Row has been employed by the Company and its predecessors in various managerial positions since 1986. His primary responsibilities include store operations, marketing and store construction and design.

Michael  T.  Casey has served as Chairman of the Board  of  Grand
Prairie State Bank, Texas, a privately owned bank, since 1989, and is President of Casey Bancorp, Inc., a privately owned bank holding company. Prior to and since that time, Mr. Casey has been engaged in investments and banking. He previously served as a Senior Vice President of the Company from 1989 until 1991. Mr. Casey currently serves on the board of directors of several other privately held banking organizations in metropolitan Dallas, Texas, including, North American Bancshares and American Bank of Texas. Mr. Casey is the husband of Rebecca Powell Casey.

Robert B. Cullum, Jr. is a Partner of Fairway Capital Partners, Ltd. and Wayfair Capital Partners, Ltd., both of which are privately held real estate investment partnerships based in Dallas, Texas. Mr. Cullum was involved for 30 years in the supermarket industry with Cullum Co., Inc. Presently, he is actively engaged in real estate development with Wayfair Capital Partners, Ltd. and Fairway Capital Partners, Ltd. He serves on the Special Real Estate Committee, Compensation Committee and the Audit Committee.

Lisa  Powell  Hunt  is engaged in investments  and  was  formerly
employed   by  The  First  Boston  Corporation  as  a  registered
institutional sales executive from 1980 to 1984. Ms. Hunt is the daughter of Harold G. Powell.

W. Howard Lester has been Chairman and Chief Executive Officer of Williams-Sonoma, Inc., a retailer of specialty cooking equipment and home furnishings and accessories since 1978 and is a director of The Good Guys, Inc., an electronics retailer; CKE (Carl's), a food service company; and Il Fornaio, U.S.A., a restaurant/bakery company which he brought to the U.S. from Italy. He serves on the Strategic Planning Committee.

Gary C. Rawlinson is a shareholder-director of the law firm of Crowe & Dunlevy, A Professional Corporation, and has been affiliated with such firm and its predecessor since 1968, which firm serves as general counsel to the Company. Mr. Rawlinson serves as Chairman of the Audit Committee and serves on the Compensation Committee.

William F. Weitzel, Ph.D. is Professor Emeritus of Business Administration at the University of Oklahoma, having served there from 1978 to 1996. Mr. Weitzel is President of WISE Corporation, a management consulting organization. Mr. Weitzel serves as Chairman of the Compensation Committee and the Strategic Planning Committee, and serves on the Audit Committee and Special Real Estate Committee.

Committees
The Company's Board of Directors has an Audit Committee, Compensation Committee, Strategic Planning Committee and a Special Real Estate Committee. During fiscal 1999, the Audit and Compensation Committees were comprised of four outside directors, while the Strategic Planning and Special Real Estate Committees were comprised of three outside directors.

The Audit Committee's functions include reviewing internal controls and recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan for and results of their audit of the Company's consolidated financial statements and determining the independence of such accountants. The Audit Committee met three times during fiscal 1999.

The Compensation Committee's function is to evaluate and recommend changes in compensation for all executive officers and certain other key personnel, and the creation and implementation of employee benefit plans and special employment and consulting agreements. The Compensation Committee met twice during fiscal 1999.

The  Strategic  Planning Committee's function is  to  review  the comprehensive  plan  developed  by  management  stating  how  the
Company   will  accomplish  its  mission  and  objectives.    The
Strategic Planning Committee met once during fiscal 1999.

The Special Real Estate Committee's functions include the review and analysis of any related party real estate leasing or purchase transactions. The Special Real Estate Committee met five times during fiscal 1999.

The Board of Directors does not have a nominating committee. The entire Board performs this function and evaluates and recommends nominees for election to the Board of Directors.

Director Compensation
Non-employee directors of the Company receive $1,000 for each full Board meeting and $500 for each standing committee meeting attended. In addition, under the Company's 1993 Performance and Equity Incentive Plan, each incumbent non-employee director received on the date of the Company's 1995 Annual Meeting of Shareholders an option grant to purchase 4,500 shares of Common Stock of the Company and, while serving as a director, will receive additional option grants to purchase 1,500 shares of Common Stock as of the date of each subsequent annual meeting of shareholders. Any new non-employee director will receive under the Company's 1993 Performance and Equity Incentive Plan an initial option grant to purchase 4,500 shares of Common Stock upon election to the Board of Directors and, while serving as a director, will receive additional option grants to purchase 1,500 shares of Common Stock as of the date of each subsequent annual meeting of shareholders. All directors of the Company are entitled to a discount on their clothing purchases off the retail price before markdowns and promotional discounts.

OFFICER COMPENSATION AND OTHER INFORMATION

Officers
The officers of the Company are as follows:

               Name                                           Principal
                                     Position

Harold G. Powell                     Chairman Emeritus
Rebecca Powell Casey                 Chairman of the Board and Chief
                                     Executive Officer
H. Rainey Powell                     President and Chief Operating
                                     Officer
Kenneth C. Row                       Executive Vice President
Jodi L. Taylor                       Chief Financial Officer
Linda L. Daugherty                   Vice President and Controller
Curtis E. Elliott                    Vice President - Planning and Merchandise
Henry F. James                       Vice President - Men's Merchandise
Jeffrey T. Morrell                   Vice President - Human Resources

The officers of the Company are elected by the Board of Directors and serve at its discretion. The following is a brief description of the business background of each of the officers who are not also directors of the Company. For biographical information concerning Harold G. Powell, Rebecca Powell Casey, H. Rainey Powell, and Kenneth C. Row, see "Election of Directors - Nominees."

Jodi  L. Taylor was appointed as Chief Financial Officer in March
1998. Prior to that time, she served as Chief Financial Officer, Secretary and Treasurer of Baby Superstore, Inc. In 1997, Baby
Superstore was acquired by Toys "R" Us, Inc., and

Ms. Taylor remained as an executive involved with the merger and transition until joining Harold's Stores, Inc. in 1998. Ms. Taylor is a CPA who worked for Deloitte Haskins and Sells (now Deloitte & Touche) for 2 1/2 years, before joining Baby Superstore in 1986.

Linda L. Daugherty has served as Vice President and Controller of the  Company  since 1994.  Prior to that time, Ms. Daugherty  was
employed   by  the  Company  and  its  predecessors  in   various
managerial capacities since 1980.

Curtis E. Elliott has served as Vice President - Planning and Merchandise since 1997. Prior to that time, he worked for Comshare Retail, Incorporated as Project Manager and Senior Retail Consultant before joining Charming Shoppes, Inc. as the Division Director of Planning for the Men's and Kids Division in 1995.

Henry F. James has served as Vice President - Men's Division since 1997. Mr. James served as Men's Merchandise Manager from
1996 to 1997, and prior to that time was a sportswear buyer since
1992.

Jeffrey T. Morrell has served as Vice President - Human Resources of the Company since 1996. Mr. Morrell served as Vice President
- Stores from 1993 to 1996, and prior to that time was employed in various managerial capacities since 1990.

Compensation
The following table sets forth information with respect to the chief executive officer and the other four most highly compensated executive officers of the Company as to whom the total annual salary and bonuses for fiscal 1999 exceeded $100,000 ("named executive officers").

                     Summary Compensation Table
                                                      Long-Term
                                 Annual             Compensation
                              Compensation            Securities
    Name and          Fiscal                          Underlying  All Other
    Principal           Year     Salary(1)  Bonus(2)    Options   Compensation
    Position           Ended                            (#)(3)      (4)

Rebecca Powell Casey    1999     $220,000    $55,000          -      $2,250
Chairman of the Board   1998      220,000          0      10,500      2,462
Chief Executive Officer 1997      220,000     70,000      17,089      1,731


Harold G. Powell        1999      $125,000   $31,250          -     $27,440
Chairman Emeritus       1998       180,000         0      10,500     27,375
                        1997       180,000    29,000      12,128     27,583

H. Rainey Powell        1999      $180,000   $45,000          -      $2,000
President,              1998       160,000         0      10,500      2,375
Chief Operating Officer 1997       160,000    48,000      12,404      2,834
and Secretary


Kenneth C. Row          1999      $165,000   $47,250(5)   40,000      $ -
Executive Vice          1998       145,000     6,000(5)    5,775       779
President               1997       135,000    31,000(5)    7,994       954


Jodi L. Taylor          1999      $148,000   $38,375      75,000      $740
Chief
Financial Officer

(1) Personal benefits provided by the Company to each of the named executive officers do not exceed 10% of total annual salary and bonus reported for the named executive officer and are not included in this total.
(2) The bonus compensation earned is based upon the results of operations of the Company during the fiscal year.
(3) Reflects adjustments made to the number of securities underlying the options pursuant to the antidilution provisions of the applicable option agreements as a result of a five and ten percent stock dividends paid by the Company subsequent to the date of grant of the options.
(4) Includes contributions made by the Company to the Tax Savings Retirement Thrift Plan and Employee Stock Purchase Plan on behalf of the named executive officer and deferred compensation of $25,000 per year payable to Harold G. Powell.
(5) Includes bonus awards of Common Stock granted to the named executive officer pursuant to the Company's 1993 Performance and Equity Incentive Plan. The stock bonuses paid to Kenneth C. Row in fiscal 1997, 1998 and 1999 consisted of shares having a market value on the date of the award of $6,000, $6,000, and $6,000, respectively.

Option Grants In Fiscal 1999

The following table provides information with respect to the named executive officers who received grants of options in fiscal 1999.

                 Individual Option Grants In Last Fiscal Year (1)

             Number                                          Potential
             of            Percent of                        Realizable Value
             Securities    Total                             at Assumed Annual
             Underlying    Options      Exercise  Expiration Rates of Stock
   Name      Options       Granted to   Price     Date       Price Appreciation
             Granted       (#)Employees                      for Option Term(2)
                           in Fiscal
                           year 1999                           5%        10%

Harold G.             -         -         -          -          -         -
Powell
Rebecca P.            -         -         -          -          -         -
Casey
H. Rainey             -         -         -          -          -         -
Powell
Kenneth C. Row    40,000   30.89%     $7.50  June 26, 2008  $188,667  $478,122
Jodi L. Taylor    75,000   57.92%    $6.375  March 2, 2008  $300,688  $762,006

  (1) All options granted to the named executive officers during fiscal 1999 are non-qualified, have a ten-year term, and become vested and exercisable in annual installments of 20% of the total number of shares covered by the option, beginning on the grant date.

(2) These amounts are calculated based on certain assumed rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, are dependent on the future performance of the common stock and overall stock market condition. There can be no assurance that the amounts reflected in this table will be achieved.

Option Expenses and Year-End Option Values

     The following table provides information with respect to the named executive officers concerning the exercise of options during fiscal 1999 and unexercised options held as of January 31, 1999.

                Option Exercises And Year-End Valuation Table


          Shares             Number of Securities      Value of Unexercised
          Acquired  Value        Underlying            In-The-Money Options
Name      on        Realized     Unexercised                At
          Exercise  ($)       Options at Fiscal         Fiscal Year End ($)
          (#)                   Year-End(#)
                         Exercisable  Unexercisable  Exercisable  Unexercisable

Rebecca P.  -         -      69,139      13,381          $  0         $  0
Casey
Harold G.   -         -      64,174      11,152             0            0
Powell
H. Rainey   -         -      54,906      11,262             0            0
Powell
Kenneth C.  -         -      31,788      53,945         2,328            0
Row
Jodi L.     -         -      15,000      60,000        15,000       60,000
Taylor

Employment Agreements
The Company has an employment agreement with Harold G. Powell, Chairman Emeritus of the Company, which continues until January 31, 2000. Pursuant to this agreement, Mr. Powell is paid an annual salary of $125,000, deferred annual compensation of $25,000 and a performance bonus in an annual amount to be determined by the Compensation Committee after the results of operations covered by the employment contract have been calculated. Subject to certain terms, at the end of the agreement, Mr. Powell's employment will be converted to that of part-time consultant for a period of ten years at an annual salary of $50,000.

The Company also has employment agreements with Rebecca Powell Casey, the Chairman of the Board and Chief Executive Officer of the Company, and H. Rainey Powell, the President and Chief Operating Officer of the Company. These agreements were entered into effective as of the beginning of fiscal 1999 and establish their base salaries as constant through the duration of the agreements, which terminate on January 31, 2003. Rebecca Powell Casey's agreement provides annual compensation of $220,000 plus an annual performance bonus. H. Rainey Powell's agreement provides for annual compensation of $180,000 plus an annual performance bonus. The annual performance bonus is determined by the Compensation Committee after the results of operations covered by the employment contract have been calculated. Neither of these contracts provide for deferred compensation or part-time consultant positions after the termination dates of such contracts. Base compensation may be adjusted by the Compensation Committee to ensure that it is consistent with peer group public companies within the apparel and accessories stores industry.

Compensation Committee Interlocks and Insider Participation During fiscal 1999, the Compensation Committee of the Board of
Directors was composed of four non-employee directors, James R. Agar, Robert B. Cullum, Jr., Gary C. Rawlinson and William F. Weitzel. None of the members of the Compensation Committee have ever been an officer of the Company or its subsidiaries. During fiscal 1999, none of the Company's executive officers served as a director or member of the compensation committee of another entity in which any member of the Company's Compensation Committee or any other director of the Company was an executive officer. Mr. Rawlinson is a shareholder-director of the law firm of Crowe-Dunlevy, A Professional Corporation, which firm serves as general counsel to the Company.

Compensation Committee Report on Executive Compensation
The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, including specific compensation levels for the Company's executive officers, and administers the Company's 1993 Performance and Equity Incentive Plan and other employee incentive plans. The components of the Company's executive officer compensation program and the basis on which fiscal 1999 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the named executive officers, are discussed below.

The Compensation Committee generally believes that the total cash compensation of its executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the apparel and accessories stores industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving profit, cash flow, and Company growth.

A competitive base salary is considered vital to support the continuity of management. The Compensation Committee has established the base salaries of the Company's executive officers based in part on a survey of executive compensation paid by local and national retail companies. This survey was compiled for the Compensation Committee by the Wyatt Company and others in fiscal 1995 and has been updated based on data provided by the National Retail Federation. The Compensation Committee also considers the experience, capability and overall performance of each executive officer, as well as the competitive marketplace for executive talent in establishing base salaries.

As discussed elsewhere herein, the Company has employment agreements with its three primary executive officers, Harold G. Powell, Rebecca Powell Casey and H. Rainey Powell. The base salary of the other named executive officers was established based primarily upon analysis of the surveys described above and the Company's historical profitability. The Company believes that the officers' cash bonuses should be tied to the Company's success in achieving near-term results. Cash bonuses are based on a bonus pool determined by the Compensation Committee. The Compensation Committee's primary goal is to tie bonus awards to the performance of the Company.

The Compensation Committee's objective of establishing levels of executive compensation designed to motivate, reward and retain creative management talent was furthered during fiscal 1999 primarily through a combination of base salary and cash bonus payments. During fiscal 1999, certain executive officers received an increase in their base salary, increases ranging from approximately 8% to 9% of base salary for the previous fiscal year. As a result of the Company's profitability for fiscal

1999, the executive officers including the Company's Chairman of the Board, Chief Executive Officer, and President received cash bonuses in the aggregate amount of $172,500, including a bonus of $55,000 paid to the Company's Chief Executive Officer. Aggregate bonuses to executive officers for fiscal 1999, 1998 and 1997 approximated 4%, 0% and 3% respectively of the Company's net earnings before taxes during each of such years.

The Compensation Committee intends to reward long-term strategic management practices and enhancement of shareholder value through the award of stock options and other stock based awards under the Company's 1993 Performance and Equity Incentive Plan. The objective of equity based compensation is to more closely align the interest of the executive officers with those of the shareholders. The ultimate value of the awards will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant. During fiscal 1999, the Compensation Committee granted options to purchase 40,000 shares to Kenneth C. Row and options to purchase 75,000 shares to Jodi L. Taylor as indicated under "Officer Compensation and Other Information-Option Grants in Fiscal 1999". The options granted to Ms. Taylor were granted in connection with the commencement of her employment with the Company. The Compensation Committee believes that total executive compensation in future years will continue to include equity-based incentive compensation, such as stock options and stock bonuses.

We believe that the Company has an appropriate compensation structure, which properly rewards and motivates its executive officers to build stockholder value.

William F. Weitzel, Chairman
James R. Agar
Robert B. Cullum, Jr.
Gary C. Rawlinson

Shareholder Return Performance Graph
The following graph presented in accordance with the requirements of the Securities and Exchange Commission shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years as compared to the returns of the American Stock Exchange Market Value Index (the "Broad Market Index") and the MG Industry Group Index -Apparel and Accessories Stores ("the Industry Index"). The Industry Index includes The Gap, Inc., The Limited, Inc., Talbot's and other apparel and accessories stores.

The graph assumes an investment of $100 at the beginning of the five-year period on January 29, 1993, and that any dividends were invested.

                                          Fiscal Year Ending
Company             1994      1995     1996      1997     1998      1999

Harold's          100.00    133.33   161.73    182.15    94.75    106.59
Stores Inc.
Industry Index    100.00     79.78    80.54    106.71   164.85    278.81
Broad Market      100.00     87.28   111.87    120.40   137.34    142.29

RELATED PARTY TRANSACTIONS
The Company leases its original Norman, Oklahoma store and certain related facilities from a corporation, the shareholders of which consist of Harold G. Powell and his spouse. The lease has a term of 12 years ending on April 30, 2008 and provides for annual rental equal to 4% of gross sales with no fixed minimum rental, plus utilities and property taxes. Prior to May 1, 1996, the Company leased these facilities under several related leases from a corporation, the shareholders of which include the wife of Harold G. Powell, and from certain trusts, the beneficiaries of which are Mr. Powell, his children and other members of his family. These prior leases were restructured effective May 1, 1996 following the death of the mother of Harold G. Powell into the lease described above. The prior leases contained "percentage rent" provisions similar to the provision described above in connection with the current master lease, and the restructuring did not result in any increase in the percentage of gross sales payable by the Company as rent. During fiscal 1999, the Company made aggregate rental payments of approximately $108,000, pursuant to the prior leases and the master lease.

The Company leases a 50,000 square foot building used primarily as a men's and ladies' buying office in Dallas, Texas (the "Dallas Buying Office II"), a 10,000 square foot building ("The Dallas Buying Office I") and an 85,000 square foot warehouse distribution center facility located in Norman, Oklahoma.

The lessor of the Dallas locations and the distribution center is a limited partnership whose partners include Rebecca Powell Casey, Michael T. Casey, H. Rainey Powell and Lisa Powell Hunt, all of whom are stockholders and directors of the Company. The term of the Dallas Buying Office I lease expires March 2012, with annual rent payments of $158,000 plus insurance, utilities and property taxes until April 2000, at which time the annual rent will be $180,000, plus insurance utilities and property taxes, increasing $2,500 each year thereafter until expiration of the lease. The Company is currently engaged in negotiations with a potential sublessee but there is no assurance that a sublease will be consummated on terms favorable to the Company. Until such time as a lease is consummated, the lessor is providing the Company with rent abatements.

The term of the Dallas Buying Office II lease expires September 2010 with annual rent payments of $453,204 plus insurance and property taxes until August 2001 at which time the annual rent will be $478,382, plus insurance, utilities and property taxes until August 2004 at which time the annual rent will be $503,560, plus insurance, utilities and property taxes until August 2007 at which time annual rent will be $528,728, plus insurance, utilities and property taxes until expiration of the lease.

The term of the distribution center lease expires in June 2012, with annual rental payments of $338,438 plus insurance, utilities and property taxes until July 2001, at which time the annual rent will increase annually on a fixed scale up to a maximum of $419,951 during the final year of the lease.

Michael T. Casey, a director of the Company, provided real estate consulting services to the Company during fiscal 1999 for which he was paid $94,500. Consulting services included the evaluation of prospective new retail store locations and lease negotiations.

Gary C. Rawlinson is a shareholder-director of the law firm of Crowe & Dunlevy, A Professional Corporation, which firm serves as general counsel to the Company.

VOTING
The election of each director at the Annual Meeting will be by plurality vote. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

The office of the Company's Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Annual Meeting. Neither the corporate law of the State of Oklahoma, the state in which the Company is incorporated, nor the Company's Certificate of Incorporation or Bylaws, have any specific provisions regarding the treatment of abstentions and broker non-votes. It is the Company's policy to count abstentions or broker non-votes for the purpose of determining the presence of a quorum at the meeting. Abstentions will be treated as shares represented at the Annual Meeting for determining results on actions requiring a majority vote but will not be considered in determining results of plurality votes. Shares represented by proxies returned by brokers where the broker's discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxy. Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy.

Because directors are elected by a plurality vote rather than a majority of the shares entitled to vote or a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
The Board of Directors, as recommended by the Audit Committee, has selected KPMG LLP to serve as the Company's independent certified public accountants for the fiscal year ending January 29, 2000. KPMG LLP has been the auditor of the Company's financial Statements since 1987. Representatives of KPMG LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS
The Board of Directors will consider proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2000 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission, including Rule 14a-8 under the Securities Exchange Act of 1934, must be received at the Company's principal executive offices located at 765 Asp, Norman, Oklahoma 73069 no later than January 14, 2000. In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2000 Annual Meeting of Shareholders is January 14, 2000. As to all such matters of which the Company does not have notice as of January 14, 2000, discretionary authority to vote on such matters will be granted to the persons designated in the proxies solicited by the Company relating to the 2000 Annual Meeting.

OTHER MATTERS
The Company does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

Copies of the Annual Report of Harold's Stores, Inc. to the Securities and Exchange Commission on Form 10-K may be obtained, without charge to shareholders, by writing Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.
























                              PROXY
                      HAROLD'S STORES, INC.
            765 Asp Avenue, Norman, Oklahoma   73069
PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAROLD'S STORES, INC.
The undersigned hereby appoints H. Rainey Powell and Linda L. Daugherty, or any one of them, each with the power to appoint his or her substitute, as proxies, and hereby appoints and authorizes them to represent and vote as designated below, all the shares of Common Stock, held of record by the undersigned on April 28, 1999, at the Annual Meeting of Shareholders of Harold's Stores, Inc. (the "Company") to be held at the Harold's Buying Office in Dallas, at 5919 Maple Avenue, Dallas, Texas, at 2:00 p.m. on Friday, June 25, 1999, and at any adjournment thereof.

1.   ELECTION OF DIRECTORS
________FOR all nominees listed below _____WITHHOLD AUTHORITY to vote for all
 (except for the nominee(s) lined out below) nominees below


Harold G. Powell, Rebecca Powell Casey, H. Rainey Powell, Kenneth
                             C. Row,
  Michael T. Casey, Robert B. Cullum, Jr., Lisa Powell Hunt, W.
      Howard Lester, Gary C. Rawlinson, William F. Weitzel


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.



IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1.

Please  sign exactly as name appears  below.
When shares are held as joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person. If a Limited Liability Company please sign name by authorized person.


                    Date:__________________________, 1999

                    ___________________________Signature
                   PLEASE  MARK,  SIGN,  DATE  AND  RETURN
                   THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.